Exhibit 1

ADVISORY UPDATE—PLEASE NOTE REVISED TIMES

DURBAN ROODEPOORT DEEP, LIMITED RESULTS FOR THE
QUARTER ENDED 30 SEPTEMBER 2003

Further to our previous advisory, please note that Durban Roodepoort Deep, Limited will release results for the quarter ended 30 September 2003 on Thursday, 23 October 2003 at 07:00 (SA time). The results will be available on the website
(www.durbans.com or www.drd.co.za)

A PowerPoint slide presentation will be available on DRD's website from 12:00 on 23 Oct

Management of DRD will host a conference call webcast at 14:00 (SA time),

accessible via

www.drd.co.za or www.durbans.com or

http://www.corpcam.com/registerbeforeviewing.asp?regid=22

Conference call details are as follows:

All numbers are toll free (please dial in 5 to 10 minutes before the call)

South Africa	:	0800 200 648
USA	:	1800 860 2442
UK	:	0800 917 7042
Canada	:	1866 802 2443
Australia	:	1800 350 100